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                                                                Exhibit 10.1.30

                               ADVISORY AGREEMENT

     This Advisory Agreement (this "AGREEMENT") is entered into as of the 30th day of September, 1999 by and among Advanced Telecommunications, Inc., a Delaware corporation (the "COMPANY"), Bain Capital Partners VI, L.P., a Delaware limited partnership ("BAIN"), and Stolberg Partners, L.P., a New York limited partnership ("STOLBERG").

          WHEREAS, Stolberg, Bain and certain funds associated with Bain are making significant equity investments (the "EQUITY INVESTMENTS") in the Company by purchasing shares of the Company's Series C Preferred Stock, par value $0.01 per share, pursuant to the Series C Preferred Stock Purchase Agreement dated as of the date hereof by and among the Company, Stolberg, Bain and certain funds associated with Bain; and

          WHEREAS, in connection with the Equity Investments, Stolberg and Bain will from time to time spend time and incur expenses in connection with monitoring the Equity Investments or consulting with, advising or assisting the Company.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.   PAYMENT OF FEES. The Company hereby agrees to:

     a. during the Term (as defined in Section 3), pay to Bain (or a single affiliate of Bain designated by it) an advisory fee in the amount of $50,000 per annum, such fee being payable by the Company quarterly in advance, the first such payment to be made on September 30, 1999; and

     b. during the Term, pay to Stolberg (or a single affiliate of Stolberg designated by it) an advisory fee in the amount of $50,000 per annum, such fee being payable by the Company quarterly in advance, the first such payment to be made on September 30, 1999.

2. EXPENSES. The Company agrees to pay on demand all reasonable costs and expenses incurred by Bain or Stolberg or their designated representatives in connection with monitoring the Equity Investments or consulting with, advising or assisting the Company with respect to the Company's business, operations, strategy, marketing, financings, mergers and acquisitions or other activities, including without limitation (i) any out-of-pocket expenses incurred by Bain, Stolberg or their designated representatives in connection therewith, and (ii) the fees and disbursements arising in connection therewith of counsel, accountants or other consultants or advisors retained by Bain or Stolberg.


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3.   TERM. This Agreement shall continue in full force and effect, unless and until terminated by mutual consent of the parties; PROVIDED, HOWEVER, that this Agreement shall terminate as to Bain at such time as Bain and its affiliates cease to own at least 10% of the outstanding shares of capital stock of the Company; and PROVIDED, HOWEVER, that this Agreement shall terminate as to Stolberg at such time as Stolberg and its affiliates cease to own at least 10% of the outstanding shares of capital stock of the Company.

4. INDEMNIFICATION AND LIABILITY. In consideration of the execution and delivery of this Agreement by Stolberg and Bain and the provision of the Equity Investments by Stolberg and Bain, the Company hereby agrees to indemnify, exonerate and hold each of Stolberg and Bain, and each of their respective partners, shareholders, affiliates, directors, officers, fiduciaries, employees and agents and each of the partners, shareholders, affiliates, directors, officers, fiduciaries, employees and agents of each of the foregoing (collectively, the "INDEMNITEES") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities an damages, and expenses in connection therewith, including without limitation attorneys' fees and disbursements (collectively, the "INDEMNIFIED LIABILITIES"), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to the Equity Investments, the execution, delivery, performance, enforcement or existence of this Agreement, the Purchase Agreement or the Stockholders Agreement dated as of September 30, 1999 by and among the Company, Stolberg, Bain and certain other stockholders of the Company, or the transactions contemplated hereby or thereby, except for any such Indemnified Liabilities arising on account of such Indemnitee's gross negligence or willful misconduct. None of the Indemnitees shall be liable to the Company or any of its affiliates for any act or omission suffered or taken by such Indemnitee that does not constitute willful misconduct.

5. AMENDMENTS AND WAIVERS. No amendment or waiver of any term, provision or condition of this Agreement shall be effective, unless in writing and executed by each of Bain, Stolberg and the Company. No waiver on any one occasion shall extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

6. CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

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                                                              Advisory Agreement
                                                              September 30, 1999

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as an instrument under seal as of the date first above written by its officer or representative thereunto duly authorized.


THE COMPANY:                            ADVANCED TELECOMMUNICATIONS, INC.


                                        By /s/ Michael A. Donohue
                                           ------------------------------
                                           Name:  Michael A. Donohue
                                           Title: Treasurer


                    [Signatures continue on following page]


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                                                              Advisory Agreement
                                                              September 30, 1999

BAIN:                                   BAIN CAPITAL PARTNERS VI, L.P.


                                        By Bain Capital Investors VI, Inc.,
                                              its general partner


                                        By /s/ Michael A. Krupka
                                           ------------------------------
                                           Name:  Michael A. Krupka
                                           Title: Managing Director


                    [Signatures continue on following page]

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                                                              Advisory Agreement
                                                              September 30, 1999

STOLBERG:                               STOLBERG PARTNERS, L.P.


                                        By SGMS, L.P.,
                                              its general partner

                                        By Stolberg, Meehan & Scano, Inc.
                                              its general partner


                                        By /s/ E. Theodore Stolberg
                                           ------------------------------
                                           Name:  E. Theodore Stolberg
                                           Title: Partner